Bylaws (as amended December 4, 2007)

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ARTICLE II — MEETINGS OF SHAREHOLDERS

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SECTION 2 — ANNUAL MEETINGS

     An annual meeting of shareholders shall be held each year on a date and at a time designated by the board of directors. At that meeting, directors shall be elected. Any other proper business may be transacted at the annual meeting of shareholders.

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ARTICLE V — SHARES OF STOCK

SECTION 1 — FORM AND ISSUANCE OF SHARES

     The shares of the capital stock of the corporation shall be certificated or uncertificated in such form consistent with the articles of incorporation and the laws of the State of California as shall be approved by the board of directors. A share or shares of the capital stock of the corporation shall be issued to each shareholder when any of these shares are fully paid, and the board of directors may authorize the issuance of shares as partly paid provided that these shares shall state the amount of the consideration to be paid for them and the amount paid. All certificated shares shall be signed by the chairman or vice chairman of the board or the president or a vice president, and by the treasurer or an assistant financial officer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile.

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SECTION 3 — TRANSFER OF SHARES

     Subject to the provisions of law, shares shall be transferable only on the books of the corporation by the person entitled thereto upon presentment of proper evidence of succession, assignment or authority to transfer shares in compliance with customary procedures for transferring shares in uncertificated form or upon surrender of the outstanding certificate thereto.

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